Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations

+1 408-864-7549

judy.davies@verigy.com

Verigy Reports Financial Results for its Fourth Quarter
and Fiscal Year 2008

CUPERTINO, Calif., Nov. 25, 2008 – Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today reported financial results for its fourth quarter and fiscal year ended Oct. 31, 2008.

Total revenue for the fourth quarter was $150 million, a sequential decrease of 16 percent from $179 million in the previous quarter. For fiscal year 2008, total revenue was $691 million, a year-over-year decrease of 9 percent from $761 million in 2007.

Net loss for the fourth quarter was $36 million, or ($0.60) per share, compared with net income of $18 million, or $0.29 per share, in the prior quarter, and $32 million, or $0.52 per share, in last year’s comparable quarter.

Excluding the impact of charges of approximately $15 million for incremental inventory write downs and approximately $29 million for investment impairments, the company generated net income of $8 million, or $0.14 per share, on a non-GAAP basis.

For fiscal year 2008, net income was $28 million, or $0.47 per share, compared with last year’s net income of $97 million, or $1.61 per share.

On a non-GAAP basis, the company generated full year net income of $72 million, or $1.19 per share, compared with last year’s non-GAAP net income of $107 million, or $1.79 per share.  A reconciliation of the company’s GAAP to non-GAAP results is included in the tables accompanying this press release.

Orders for the fourth quarter were $82 million, a sequential decrease of approximately 50 percent.  For 2008, orders totaled $603 million, a decrease of approximately 17 percent from last year.

“The world has changed quite dramatically since our last earnings announcement,” said Keith Barnes, Verigy’s chairman, chief executive officer and president. “The deteriorating global economy has caused significant turmoil in the semiconductor industry and this has affected everyone, including Verigy.  Given this backdrop, we are very pleased to have delivered fourth quarter revenue of $150 million and non-GAAP earnings per share of $0.14.”

“In the second half of the quarter we saw a sharp decline in order activity as customers became increasingly reluctant to commit to capital expenditures,” said Bob Nikl, Verigy’s chief financial officer.  “This has continued into the new fiscal year. In light of these challenging times, we are implementing a comprehensive program to further improve our operating model with a goal of reducing quarterly expenses by $12-15 million, and are targeting a new quarterly breakeven revenue level of $125 million.”

Outlook for Q1 2009

For the first quarter ending Jan. 31, 2009, the company is providing the following guidance:

•                  Revenue is expected to be in the range of $95 to $110 million.

•                  Net loss is expected to be in the range of ($0.36) to ($0.46) per share and will include between $4.3 to $4.6 million of share-based compensation.  The net loss guidance does not take into account charges we expect to incur in the first quarter related to our restructuring activities.

Conference Call and Webcast

Verigy’s management will present more details on its fourth quarter and fiscal year 2008 financial results on a conference call with investors today beginning at 1:30 p.m. (Pacific). This event will be webcast live in listen-only mode. Listeners may log on at http://investor.verigy.com and select “Q4 and Fiscal Year 2008 Verigy Earnings Conference Call” in the “Webcasts & Presentations” section. The webcast will remain available on the company’s Web site for fourteen days.

A telephone replay of the conference call will be available from 4:30 p.m. (Pacific) today through December 9, 2008.  The replay number is +1 888-286-8010 toll-free, or international callers may dial +1 617-801-6888; enter pass code 12313483.

About Verigy

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SoC) test solutions, and memory test solutions for flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Advanced analysis tools accelerate design debug and yield ramp processes for Verigy’s customers. Information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding Verigy’s guidance for the first quarter and targeted cost reduction plans.  These forward-looking statements are based on current information and estimates, and are not guarantees of future performance or events.  These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  The risks and uncertainties include, but are not limited to, macroeconomic conditions, unforeseen changes in demand for semiconductors and semiconductor test solutions, the strength of Verigy’s customers and their businesses, market acceptance of Verigy’s existing and newly introduced products.  Additional factors that may cause results to differ materially from those in the forward-looking statements are discussed in the company’s most recent SEC filings.  In those filings readers will find descriptions of risk factors that could impact the company’s future results. These forward-looking statements, including the company’s guidance, are only valid as of this date, and Verigy undertakes no duty to update any forward-looking statements.

Information About Non-GAAP Measures

Due to the current economic climate, Verigy will supplement its financial results presented on a GAAP basis by providing non-GAAP measures to evaluate the operating performance of the company.  Non-GAAP net income for the quarter and year ended October 31, 2008 excludes the effects of incremental inventory write-downs and impairment of investments. Since management finds the non-GAAP information to be useful, the company believes that its investors also benefit from seeing the company’s results “through the eyes” of management in addition to seeing its GAAP results. This information also facilitates management’s internal comparisons to historical operating results as well as to the operating results of its competitors.  A reconciliation between the company’s GAAP and non-GAAP results is provided in the attached tables.  Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.  They should be read in conjunction with the GAAP financial measures.

# # #

VERIGY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended October 31		Twelve Months Ended October 31
	2008	2007	2008	2007

Net revenue:
Products	$108	$172	$531	$615
Services	42	37	160	146
Total net revenue	150	209	691	761

Cost of sales:
Cost of products (*)	68	85	270	318
Cost of services (*)	28	27	114	103
Total cost of sales	96	112	384	421

Operating expenses:
Research and development (*)	25	23	103	91
Selling, general and administrative (*)	38	38	154	145
Restructuring charges	1	1	2	1
Separation costs	—	—	—	4
Total operating expenses	64	62	259	241

(Loss) income from operations	(10)	35	48	99
Other (expense) income, net	(23)	5	(8)	15

(Loss) income before income taxes	(33)	40	40	114
Provision for income taxes	3	8	12	17

Net (loss) income	$(36)	$32	$28	$97

Net (loss) income per share- basic:	$(0.60)	$0.53	$0.48	$1.63

Net (loss) income per share- diluted:	$(0.60)	$0.52	$0.47	$1.61

Weighted average shares (presented in thousands) used in computing net (loss) income per share:
Basic	58,416	59,696	59,574	59,190
Diluted	58,416	60,483	60,360	59,883

* Share-based compensation expense by function:
Cost of products	$0.6	$0.5	$2.2	$1.7
Cost of services	$0.2	$0.2	$0.9	$0.8
Research and development	$0.5	$0.4	$2.0	$1.7
Selling, general and administrative	$3.1	$2.4	$11.7	$9.6

1

VERIGY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

(Unaudited)

	October 31,	July 31,	October 31,
	2008	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$144	$218	$146
Short-term marketable securities	196	167	229
Trade accounts receivable, net	74	87	107
Inventory	78	86	68
Other current assets	46	49	54
Total current assets	538	607	604

Property, plant and equipment, net	42	42	42
Long-term marketable securities	71	82	48
Goodwill	18	18	18
Other long-term assets	65	82	59
Total assets	$734	$831	$771

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$65	$76	$76
Employee compensation and benefits	41	46	53
Deferred revenue, current	53	63	65
Income and other taxes payable	3	5	12
Other current liabilities	34	22	20
Total current liabilities	196	212	226

Long-term liabilities:
Income taxes payable	13	10	—
Other long-term liabilities	36	48	47
Total liabilities	245	270	273

Shareholders’ equity

Ordinary shares, no par value, 57,822,242, 59,814,433 and 59,704,629 issued and outstanding at October 31, 2008, July 31, 2008 and October 31, 2007, respectively
Additional paid in capital	406	402	381
Retained earnings	105	179	131
Accumulated other comprehensive loss	(22)	(20)	(14)
Total shareholders’ equity	489	561	498
Total liabilities and shareholders’ equity	$734	$831	$771

2

VERIGY LTD.

RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP NET INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31, 2008	EPS	2008	EPS

GAAP net (loss) income	$(36)	$(0.60)	$28	0.47
Non-GAAP adjustments:
Incremental excess and obsolesence inventory charges in cost of sales *	14.7	0.25	14.7	0.25
Impairment of auction rate securities and money market investments in other expense (income), net	18.1	0.31	18.1	0.30
Impairment of cost method investments in other (expense) income, net	11.1	0.19	11.1	0.18
Related tax impact	(0.6)	(0.01)	(0.6)	(0.01)
Non-GAAP net income	$8	$0.14	$72	$1.19

	Three Months Ended		Twelve Months Ended
	October 31, 2007	EPS	2007	EPS

GAAP net income	$32	$0.52	$97	$1.61
Non-GAAP adjustments:
Restructuring charges in cost of sales	0.1	—	2.8	0.05
Restructuring charges in operating expenses	0.7	0.01	0.7	0.01
Separation related costs in cost of sales	0.6	0.01	1.6	0.03
Separation related costs in operating expenses	—	—	3.5	0.05
Impact of German statutory tax rate change	2.0	0.04	2.0	0.04
Non-GAAP net income	$35	$0.58	$107	$1.79

*

Total excess and obsolete inventory write-downs included in cost of sales for the three and twelve months ended October 31, 2008 were $19 million and $27 million, respectively, of which $4 million and $12 million were considered to be consistent with our historical run rate and thus have not been included in the non-GAAP adjustment. The balance of $14.7 million represents incremental inventory write-downs recorded in the fourth quarter that resulted from the extraordinary drop in memory tester demand in general as well as the impact of the introduction of our new V6000 series product on our inventory of earlier generation products.